Exhibit 10.65

Private and Confidential

March 17, 2011

Dear Maura:

We are pleased to confirm our offer and your acceptance to join PepsiCo, Inc. (“PepsiCo” or the “Company”) as Executive Vice President, Government Affairs, General Counsel and Secretary, reporting to Indra Nooyi. Chairman and Chief Executive Officer of PepsiCo. The primary details of your offer are as follows:

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Salary – Your starting annual base salary will be $750,000 ($28,846.15 payable bi-weekly), less applicable taxes. Your position is not eligible for an automatic annual merit increase; instead, future adjustments to your base salary will be at the discretion of the Board of Directors of PepsiCo (the “Board of Directors”) based on a review of market data for comparable positions.

•	Start Date – Your Start Date will be a mutually agreed date on or prior to July 1, 2011.

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Sign-on Bonus – You will receive a cash sign-on bonus in the amount of $2,000,000, less applicable taxes (the “Sign-on Bonus”), of which 50% will be paid as soon as practicable after your Start Date and 50% will be paid as soon as practicable following the first anniversary of your Start Date. In consideration of this Sign-On Bonus, you agree that, if, prior to the second anniversary of your Start Date, you resign your employment or your employment is terminated by the Company for Cause, (i) you will be entitled to retain only that portion of your Sign-on Bonus determined by multiplying the Sign-on Bonus by a fraction, the numerator of which will be the number of whole months that have elapsed from your Start Date to your termination date and the denominator of which will be 24 (such amount, your “Earned Sign-on Bonus”), (ii) you will repay the Company any portion of your Sign-on Bonus already paid to the extent it exceeds your Earned Sign-on Bonus and (iii) you will forfeit any unpaid portion of your Sign-on Bonus. For this purpose, “Cause” means any of the following: (A) breaching any obligation to the Company or violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company; (B) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of your employment with the Company; (C) committing a felony or other serious crime; (D) engaging in any

Maura Smith

March 17, 2011

activity that constitutes gross misconduct in the performance of your employment duties; or (E) engaging in any action that constitutes gross negligence or misconduct and that causes or contributes to the need for an accounting adjustment to PepsiCo’s financial results.

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Sign-on RSU Grant – You will receive a special restricted stock unit (“RSU”) award with a face value equal to $3,000,000, subject to approval by the Board of Directors. If your Start Date occurs on or before May 4, 2011, the grant date for this award will be May 4, 2011, and, if your Start Date occurs after May 4, 2011 but before July 1, 2011, the grant date for this award will be July 1, 2011 (such date, as applicable, the “Grant Date”). The number of RSUs you will be granted under this award will be determined by dividing the face value by the Fair Market Value of PepsiCo Common Stock on the Grant Date. The “Fair Market Value” on any date is the average of the high and low markct prices of PepsiCo Common Stock as reported on the New York Stock Exchange, rounded to the next highest quarter, on such date. Shortly after the Grant Date, you will receive an award agreement setting out the full terms of this award that you will be required to execute in order to receive this award. This award will vest 33% on the first anniversary of the Grant Date, 33% on the second anniversary of the Grant Date and 34% on the third anniversary of the Grant Date, in each case contingent on your continued employment through the applicable vesting date. RSUs will be settled in shares of PepsiCo Common Stock with accrued dividend equivalents paid in cash, less applicable taxes, as soon as practicable after the applicable vesting date.

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Annual Bonus – You will be eligible for an annual bonus under the PepsiCo, Inc. Executive Incentive Compensation Plan with a target annual bonus opportunity equal to 100% of your annual base salary. At the full discretion of the Board of Directors, annual bonuses are paid out from 0% to 200% of target depending on team and individual performance and are contingent on your continued employment through the end of the relevant performance year. Your 2011 annual bonus payable in March 2012 will be paid based on full-year participation and actual team and individual performance.

•	Long-Term lncentive Program – You will be eligible to participate in the PepsiCo, Inc. 2007 Long-Term Incentive Plan (“LTIP”) in accordance with its terms.

You will receive a prorated 2011 annual LTIP award at target, subject to approval by the Board of Directors. If your Start Date occurs on or before May 4, 2011, your prorated 2011 annual LTIP award will have a face value of $1,150,000 and a grant date of May 4, 2011. If your Start Date occurs after May 4, 2011 but before July 1, 2011, your prorated 2011 annual LTIP award will have a face value of $1,050,000 and a grant date of July 1, 2011. Your prorated 2011 annual LTIP award will consist of performance stock units (“PSUs”) and stock options as follows:

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PSUs – A number of PSUs determined by dividing 50% of the face value of your prorated 2011 annual LTIP award by the Fair Market Value of PepsiCo Common Stock on the Grant Date. The PSUs awarded will vest on March 1, 2014, contingent on your continued employment and achievement of the applicable PepsiCo performance targets established by the Compensation Committee of the Board of

Maura Smith

March 17, 2011

Directors for other similarly situated executives of the Company. The Compensation Committee will approve an actual PSU payout from 0% to 125% of the number of PSUs awarded based on achievement of the applicable PepsiCo performance targets. PSUs will be settled in shares of PepsiCo Common Stock with accrued dividend equivalents paid in cash, less applicable taxes, as soon as practicable after the applicable vesting date.

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Stock Options – A number of stock options determined by (i) dividing 50% of the face value of your prorated 2011 annual LTIP award by the Fair Market Value of PepsiCo Common Stock on your Grant Date and (ii) multiplying the resulting amount by four. The stock options awarded will have an exercise price per share equal to the Fair Market Value of PepsiCo Common Stock on your Grant Date, and, contingent on your continued employment, will vest on March 1, 2014.

The full terms of your prorated 2011 PSU and stock option awards will be set out in an award agreement that you will receive shortly after the Grant Date and that you will be required to execute in order to receive this award.

Your target annual LTIP award for 2012 will have a face value of $1,400,000. Your actual 2012 annual LTIP award will have a face value between 0% and 150% of target as determined by the Board of Directors in its full discretion based on team and individual performance and will be contingent upon your continued employment through the grant date. The grant date of your 2012 annual LTIP award will be aligned with the Company’s 2012 annual LTIP award grant date for other similarly situated executives, with such grant date expected to occur on March 1, 2012.

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Relocation – As a result of PepsiCo’s request that you relocate to the Purchase, NY area to assume your duties of EVP, Government Affairs, General Counsel and Secretary, you will be eligible for relocation expense reimbursement under the terms of the Company’s relocation policy, which among the covered items includes shipment of household goods, home purchase assistance and mortgage assistance for three years. A copy of the Company’s relocation policy will be provided under separate cover.

As a result of requiring relocation at your time of hire, you will be eligible for a loss-on-sale assistance on the sale of your primary residence due to the current adverse housing market conditions. If the appraised value offer for your primary residence is less than or equal to $1.2 million, loss-on-sale protection of $500,000, plus tax assistance, will be made to offset a portion of your losses incurred on the sale. If the appraised value offer for your primary residence is greater than $1.2 million, loss-on-sale protection equal to (i) $500,000 less (ii) the appraised value offer in excess of $1.2 million, plus tax assistance, will be made to offset a portion of your losses incurred on the sale. For this purpose, the appraised value offer will be determined in accordance with the Company’s relocation policy.

Maura Smith

March 17, 2011

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Deferred Compensation Program – You will be eligible to participate in the PepsiCo Executive Income Deferral Program (the “EIDP”), a non-qualified program that gives you the opportunity to defer a significant portion of your cash compensation. A copy of the most recent EIDP summary will be provided to you shortly after your Start Date along with EIDP election forms that must be completed and returned within 60 days of your Start Date to effectuate deferral elections for your 2011 base salary.

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Benefits – You will be eligible to participate in PepsiCo’s benefit plans for salaried employees, which require employee contributions based on benefit choices. If elected, your health care coverage and life/accident insurance are effective upon your Start Date and disability protection will be effective after 90 days of employment. In addition, you will be eligible to receive from PepsiCo an automatic retirement contribution to the PepsiCo Savings Plan based on your age and years of service. You will also be eligible to make contributions to the PepsiCo Savings Plan and receive PepsiCo matching contributions. You will also be eligible to participate in the PepsiCo Stock Purchase Program and other benefit programs that may, from time to time, be applicable to the Company’s salaried employees. A benefits book containing summaries of PepsiCo’s benefit plans will be mailed to you shortly after your Start Date. Descriptions of these plans are also available on the Company’s website at: www.pepsicoemployee.com.

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Executive Car Program – You will be eligible to participate in PepsiCo’s Executive Car Program. Under the terms of this program, you will receive a cash allowance to help cover the cost of your personal automobile. The current annual cash allowance for your level is $25,350 (payable bi-weekly), less applicable taxes.

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Insider Trading Policy – As a result of your new role, you will be subject to PepsiCo’s Insider Trading Policy. As such, you may only perform transactions in PepsiCo Common Stock during defined window periods and after obtaining approval from the PepsiCo Law Department and the Chairman and Chief Executive Officer of PepsiCo. You will receive further information on PepsiCo’s Insider Trading Policy shortly after your Start Date.

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Ownership Guidelines – As a result of your new role, you will be subject to PepsiCo’s Stock Ownership Guidelines. As such, you will be required to own shares of PepsiCo Common Stock equal to two times your annual base salary, as in effect from time to time, within five years of your Start Date. PepsiCo shares or equivalents held by you or your immediate family members, in the 401(k) plan, deferred compensation program or in a trust for the benefit of immediate family members count towards satisfying the requirement. Unexercised stock options and unvested PSUs and RSUs do not count towards satisfying the requirement.

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Exercise and Hold Policy – As a result of your new role, you will be subject to PepsiCo’s Exercise and Hold Policy. As such, the aggregate amount of cash that you may receive upon the exercise of stock options during each calendar year is limited to 20% of the pre-tax gains on all vested outstanding options as of February 1 of that year. You will be exempt from this requirement once you have met, and continue to meet, your ownership level under PepsiCo’s Ownership Guidelines.

Maura Smith

March 17, 2011

The above describes the terms of your offer and some of the terms of PepsiCo’s compensation and benefit programs. The terms and conditions of all compensation and benefits are governed by the official plan documents, as well as actions of the Board of Directors and its Compensation Committee, and such plans and programs are subject to change or termination by PepsiCo at any time without notice.

This offer of employment is contingent upon satisfactory passage of a background check and drug screening, and you returning a signed Employee Confidentiality and Intellectual Property Agreement. An employment application and relevant forms to complete the pre-employment process will be forwarded to you upon your acceptance of this offer. By signing below, you represent that your employment with PepsiCo will not conflict with or result in your breach of any agreement to which you are a party or by which you are bound. As with all PepsiCo executives, your employment is at-will, meaning you or the Company may terminate your employment at any time.

Maura, we are excited at the prospect of you joining our team and are confident you will make a significant impact at PepsiCo. Please acknowledge your acceptance of the above offer by signing below and returning this letter to me.

Sincerely,

/s/ Cynthia M. Trudell

Cynthia Trudell, EVP, Human Resources & Chief Personnel Officer

Accepted	/s/ Maura Abeln Smith	Date	3/16/11